EXHIBIT 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

On June 28, 2002, Edgewater Technology, Inc. (the “Company”) terminated the engagement of Arthur Andersen LLP as its independent accountants as Arthur Andersen LLP’s offices in the State of Massachusetts were closed effective June 30, 2002. The decision to terminate Arthur Andersen LLP was approved by the Company’s Audit Committee and the Company’s Board of Directors. As recommended by the Audit Committee of the Company’s Board of Directors, the Board of Directors of the Company authorized and approved the Company’s engagement of Deloitte & Touche LLP as its new independent accountants to serve as the Company’s independent accountants for the 2002 fiscal year. Deloitte & Touche LLP’s engagement became effective as of June 28, 2002, the date on which Deloitte & Touche LLP accepted the appointment.

Arthur Andersen LLP was the Company’s independent accountants. As a result of the closing of Arthur Andersen LLP (“Andersen”), we were unable to obtain the consent of Andersen to the incorporation by reference in our registration statements on Form S-8 No. 333-50912 filed with the SEC on November 30, 2000 and Form S-8 No. 333-88313 filed with the SEC on October 1, 1999 of the audit report of Andersen with respect to our financial statements as of December 31, 2001 and for the fiscal years ended December 31, 2001 and 2000. We have dispensed with the requirement under Section 7 of the Securities Act to file the consent of Andersen in reliance on Rule 437(a) under the Securities Act of 1933, as amended (the “Securities Act”). Because Andersen has not consented to the incorporation by reference of their report in the registration statements identified above, purchasers of securities offered pursuant to those registration statements on or after the filing of this Form 10-K will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen and incorporated by reference in those financial statements or any omissions to state a material fact required to be stated in those financial statements.